December 10, 1997


Mr. Kenneth J. Jankowski
3276 Wyndwicke Drive
St. Joseph, MI  49085

Dear Ken:

It is indeed a pleasure to confirm NovaCare Employee Services' offer of employment and your acceptance to become Senior Vice President/Chief Information Officer. The management team is very pleased that someone of your stature and experience will be helping shape our future. Equally important, we believe that you will contribute in a significant way to the building of a culture based on values. Your experience, leadership and accomplishments are important to this decision, and we look forward to your contributions and much success together.

The offer of employment is as follows:

     Base Salary - Your employment will begin on January 5, 1998 and you will be paid $5,769.23 on a bi-weekly basis, as that is our method of payment. This annualizes to a base salary of $150,000. You will be eligible for a salary review on January 5, 1999.

     Incentive Opportunity - You will be eligible to participate in the NovaCare Employee Services Incentive Compensation Plan as approved by the Compensation Committee of the Board of Directors (the "Compensation
     Committee"). Your opportunity will be 35% of your base salary. This incentive will be based on performance against objectives that you and Loren will negotiate. Bonuses are normally distributed after the end of the fiscal year. Your first bonus, prorated for the time you are employed, will be payable after the end of the 1998 fiscal year, provided you are still employed by NCES at that time. An incentive plan document will be forthcoming.

     Equity - You will receive an initial stock option grant of 65,000 stock options subject to approval of the Compensation Committee. This grant will vest in five equal installments of 20% each based on the following stock appreciation schedule:

                                    $12.00           20%
                                    $14.00           40%
                                    $16.00           60%
                                    $18.00           80%
                                    $20.00           100%



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     Thereafter,  you will be  eligible  to  participate  in  NovaCare  Employee
     Services Stock Option Plan and may receive grants at the discretion of the Board of Directors.

     Officer Status - You will be elected an Officer of NovaCare Employee Services, subject to the approval of the Board of Directors.

     Supplemental Benefits Plan - You will participate in the NovaCare, Inc. Supplemental Benefits Plan as a Level I executive, or in a comparable plan established by NovaCare Employee Services, Inc. A brochure is enclosed that more fully describes this plan.

     Benefits - You will be eligible to participate in any and all of the group benefit plans that NovaCare Employee Services offer. You will be entitled to three weeks of paid time off.

     Relocation Benefits - NovaCare Employee Services will reimburse you for reasonable and customary expenses associated with the sale of your current residence and the purchase of a home in the Philadelphia area. These are typically as follows:

                       Househunting - two trips;
                       Temporary living for 30 days;
                       Movement of household goods;
                       Home sale including realtor's commission of up to 6% and standard closing costs; Home purchase standard closing costs; Carrying costs for second residence for up to three months; A one-time payment of $10,000, less applicable taxes, to recognize standard and reasonable expenses associated with the start-up of a new home.

     All relocation-related monies (except wages) provided to the employee are considered to be a loan to be repaid by the employee unless forgiven by the Company. An agreement stipulating the terms is enclosed for your information.

     Non-Compete and Confidentiality Agreement - Restrictions. You acknowledge that the services to be rendered by you to NovaCare Employee Services are of a special and unique character. That knowledge will give us a competitive advantage and could be used to our significant detriment by our competitors. Therefore, in order to induce NovaCare Employee Services to enter into this Agreement, and in consideration of your employment hereunder, you agree, for the benefit of NovaCare Employee Services and its affiliates, that you will not, during the period of your employment with NovaCare and for one (1) year thereafter commencing on the date of termination of your employment with NovaCare Employee Services:



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     (a)  engage,  directly or  indirectly,  whether as  principal,  consultant, employee, officer, director, partner, agent, stockholder, limited partner or other investor (other than an investment of (i) not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) not more than five percent (5%) of the ownership interest of any partnership or other entity) or otherwise, within the United States of America, with any firm or person in any activity or business venture which is in competition with any line or lines of business being conducted by NovaCare Employee Services or any affiliate of NovaCare Employee Services.

     (b) solicit or entice or endeavor to solicit or entice away from NovaCare Employee Services or any affiliate of NovaCare Employee Services or employ, directly or indirectly, any person who was an employee of NovaCare Employee Services or of any affiliate of NovaCare Employee Services at any time during the one-year period ending on the date of termination of your employment with NovaCare Employee Services, either for your own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of NovaCare Employee Services or its affiliates, except that this restriction shall not apply in the case of any person whose employment shall have been terminated by NovaCare Employee Services or its affiliates; or

     (c) The Employee shall, during the Employee's employment with the Employer and at all times thereafter, treat all confidential material (as hereinafter defined) of the Employer or any other member of the Company Group (as hereinafter defined) confidentially. The Employee shall not without the prior written consent of the President of the Employer, disclose such confidential material, directly or indirectly, to any party, who at the time of such disclosure is not an employee or agent of any member of the Company Group, or remove from the premises of the Employer or any other member of the Company Group any notes or records relating thereto, copies to facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser, acoustic or other means), or any other property of any member of the Company Group. The Employee agrees that all confidential material, together with all notes and records of the Employee relating thereto, and all copies or facsimiles thereof in the possession of the Employee (whether made by the foregoing or other means), are the exclusive property of the Company Group. The Employee shall not in any manner use any confidential material of the Company Group, or any other property of any member of the Company Group, outside of the scope of the Employee's duties and responsibilities under this Agreement or in any way that is detrimental to any member of the Company Group.

     (d) For the purpose hereof, the term "confidential material" means all information in any way concerning the activities, business or affairs of any member of the Company Group or any of the customers or clients of any member of the Company Group, including, without limitation, information concerning trade secrets, together with all sales and financial information concerning any member of the Company Group and any and all information


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     concerning  projects in research and development or marketing plans for any products or projects of the Company Group, and all information in any way concerning the activities, business or affairs of any of such customers or clients, which is furnished to the Employee by any member of the Company Group or any of its agents, customers or clients, or otherwise acquired by the Employee in the course of the Employee's employment with the Employer; provided, however, that the term "confidential material" shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by the Employee, (ii) was available to the Employee on a non-confidential basis prior to his employment with any member of the Company Group or (iii) becomes available to the Employee on a non-confidential basis from a source other than any member of the Company Group or any of its agents, customers and clients, provided that such source is not bound by a confidentiality agreement with any member of the Company Group or any of such agents, customers or clients.

     You agree that if, in any proceeding, the court or other authority refuses to enforce the confidentiality and non-compete covenants set forth herein because such covenants cover too extensive a geographic area or too long a period of time, any such covenant will be deemed appropriately amended and modified in keeping with the intention of the parties, to the maximum extent permitted by law.

     You acknowledge and agree that the confidentiality and non-compete covenants and agreements set forth herein are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of the business and other legitimate business interests of NovaCare. You acknowledge and agree that the covenants and agreements set forth in this Agreement are a material reason for the payment of the compensation and benefits provided for in this Agreement.

     In the event of a breach or threatened breach by you of any of the confidentiality and non-compete provisions of this Agreement, you hereby consent and agree that NovaCare will be entitled to prejudgment injunctive relief or similar equitable relief, designed to maintain the status quo ante pending arbitration under this Agreement, as described below, by restraining you from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by you under this Agreement, without the necessity of showing any actual damage or that only damages would not afford in adequate remedy and without the necessity of posting any bond or other security. You hereby consent to the jurisdiction of the federal courts located in the Eastern District of Pennsylvania and the state courts operating within the geographical area included in such District for any proceedings hereunder.

     Arbitration - We will attempt amicably to resolve disagreements and disputes hereunder by negotiation. If the matter is not amicably resolved through negotiation, within thirty (30) days after written notice from either party, and controversy, dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, will be subject to exclusive, final and binding arbitration, which will be conducted in Philadelphia, PA, in accordance with the J.A.M.S./Endispute Alternative Dispute Resolution Services Rules of Procedure for Arbitration. Either party may bring a court action to compel arbitration under this Agreement or to enforce an arbitration award.



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     Termination of Employment - If NovaCare Employee Services  terminates your employment for any reason other than due cause, NovaCare will provide a lump sum payment in accordance with the severance policy in place at that time. All other provisions of NovaCare Employee Services severance policies will apply in the event of your termination, including the execution of an Agreement and General Release as a precondition to any severance payment. For purposes of this agreement, due cause means (a) any willful and continuing failure to discharge your duties, (b) gross negligence in the performance of your duties, (c) conduct detrimental to the Company, or (d) commission of a felony or any crime or offense involving moral turpitude. You will also be extended Outplacement Benefits appropriate for an executive of your level through a vendor of NovaCare Employee Services' choice should you be terminated for any reason other than due cause.

     Your employment relationship with NovaCare Employee Services is at will. Either you or NovaCare Employee Services may terminate that relationship at any time, with or without notice. You and the Company hereby acknowledge that no express or implied commitment or promise of employment for any period of time has been made, and that the at-will nature of this employment relationship may not be altered hereafter, except through a written agreement signed by you and an authorized officer on behalf of NovaCare Employee Services. This offer of employment is contingent upon the successful completion of references.

     These issues represent the substantive parts of the employment offer. We have a dynamic organization and a bright future. We are all delighted that you will be joining the team. Please acknowledge your acceptance of this Agreement by signing the enclosed copy of this letter and returning it to me. If you have any questions, please feel free to contact me at (610) 650-4840 or (610) 286-7822 at my home.

     Welcome to NovaCare Employee Services!

     Sincerely,



     A.T. Locilento, Jr.


     cc: Loren J. Hulber
         Milton M. Wood

         Agreed and Accepted:


         By/s/Kenneth J. Janowski                          December 10, 1997
           ----------------------                        ----------------------
             Kenneth J. Jankowski                                 Date